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                                                                    Exhibit k(i)

                      Transfer Agency and Service Agreement

                                     Between

                H & Q Life Sciences & H & Q Healthcare Investors

                                       and

                                 EquiServe, Inc.

                                       and

                          EquiServe Trust Company, N.A.

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Table of Contents

Section 1.    Certain Definitions                                               4

Section 2.    Appointment of Agent                                              6

Section 3.    Standard Services                                                 7

Section 4.    Dividend Disbursing Services                                      8

Section 5.    Shareholder Internet Account Access Services                      9

Section 6.    Optional Services and Standards                                  10

Section 7.    Customer Responsibilites For Employee Plan Services              12

Section 8.    Fee and Expenses                                                 14

Section 9.    Representations and Warranties of Transfer Agent                 15

Section 10.   Representations and Warranties of Customer                       16

Section 11.   Indemnification/Limitation of Liability                          17

Section 12.   Damages                                                          19

Section 13.   Responsibilites of the Transfer Agent                            19

Section 14.   Covenants of the Customer and Transfer Agent                     20

Section 15.   Data Access and Proprietary Information                          21

Section 16.   Confidentiality                                                  23

Section 17.   Term and Termination                                             23

Section 18.   Assignment                                                       24

Section 19.   Unaffiliated Third Parties                                       25

Section 20.   Miscellaneous                                                    25

Section 20.1  Notices.                                                         25

Section 20.2  Successors                                                       25

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
Section 20.3. Amendments                                                       26

Section 20.4. Severability                                                     26

Section 20.5. Governing Law                                                    26

Section 20.6  Force Majeure                                                    26

Section 20.7  Descriptive Headings                                             26

Section 20.8  Third Party Beneficiaries                                        26

Section 20.9  Survival                                                         26

Section 20.10 Priorities                                                       27

Section 20.11.Merger of Agreement                                              27

Section 20.12 Counterparts                                                     27

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     AGREEMENT made as of the 1ST DAY OF MARCH, 2003, by and between H & Q Life
Sciences Investors, Inc. and H & Q Healthcare Investors, a corporation, having its principal office and place of business at 30 Rowes Wharf, 4th Floor, Boston, Massachusetts 02110 (the "Customer"), and EquiServe, Inc., a Delaware corporation, and its fully owned subsidiary EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021, (collectively, the "Transfer Agent" or individually "EQI" and the "Trust Company", respectively).

     WHEREAS, the Customer desires to appoint the Transfer Agent as sole transfer agent, registrar, administrator of dividend reinvestment plans, option plans, and direct stock purchase plans and EQI as dividend disbursing agent and processor of all payments received or made by Customer under this Agreement.

     WHEREAS, the Trust Company and EQI desire to accept such respective appointments and perform the services related to such appointments;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

(a) "ACCOUNT" or "ACCOUNTS" shall mean the account of each Shareholder which account shall hold any full or fractional shares of stock held by such Shareholder and/or outstanding funds or tax reporting to be done.

(b)  "ACCOUNT AGREEMENT" shall have the meaning set forth in SECTION 7.10.

(c) "ADDITIONAL SERVICES" shall mean any and all services which are not Services as set forth in the Fee and Service Schedule, but performed by Transfer Agent upon request of Customer.

(d) "AGREEMENT" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications, which may from time to time be executed.

(e) "ANNUAL PERIOD" shall mean each twelve (12) month period commencing on the Effective Date and, thereafter, on each anniversary of the Effective Date.

(f) "CLOSED ACCOUNT" shall mean an account with a zero share balance, no outstanding funds or no reportable tax information.

(g)  "CUSTOMER ID(S)" shall have the meaning set forth in SECTION 15.3.

(h)  "DATA ACCESS SERVICE" shall have the meaning set forth in SECTION 15.1.

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(i)  "DIVIDEND REINVESTMENT PLAN" and "DIRECT STOCK PURCHASE PLAN" shall mean the services as set forth in SECTION 4 and in the Fee and Service Schedule.

(j)  "EFFECTIVE DATE" shall mean the date first stated above.

(k) "EMPLOYEE STOCK PURCHASE PLAN" and "EMPLOYEE STOCK OPTION PLAN" shall mean the services as set forth in SECTION 6.

(l) "ENROLLMENT MATERIALS" shall mean the Plan brochure, enrollment card and other materials prepared by Transfer Agent for distribution to Participants.

(m) "FEE AND SERVICE SCHEDULE" shall mean the fees and services set forth in the "Fee and Service Schedule" attached hereto.

(n)  "GRANT FILE" shall have the meaning set forth in SECTION 7.4.

(o)  "OPTIONAL SERVICES" shall mean all services described in SECTION 5.

(p) "PARTICIPANT" or "PARTICIPANTS" shall mean employees of Customer who have been granted Options in the Option Plan and Customer's employees who complete and return a signed enrollment form, which is accepted by Transfer Agent for the Employee Stock Purchase Plan, or Shareholders enrolled in a Dividend Reinvestment Plan or Direct Stock Purchase Plan.

(q)  "PASSWORD(S)" shall have the meaning set forth in SECTION 15.3.

(r) "PAYROLL FILE" shall mean the file from Customer delivered to Transfer Agent from time to time setting forth the amount of funds to be delivered on behalf of each Participant in the Employee Stock Purchase Plan and any additional information Transfer Agent may reasonably request.

(s) "PLAN" or "PLANS" shall mean the Customer's Employee Stock Purchase Plan and Customer's Employee Stock Option Plan.

(t)  "PROPRIETARY INFORMATION" shall have the meaning set forth in SECTION 15.4.

(u)  "SECURITY PROCEDURES" shall have the meaning set forth in SECTION 5.1.

(v) "SERVICES" shall mean any and all services as further described herein and in the "Fee and Service Schedule" or other schedules attached hereto.

(w) "SESO" shall mean the Simultaneous Exercise and Sale of Options services performed by Transfer Agent on behalf of Participants.

(x) "SHARE" shall mean Customer's common stock, par value $.01 per share authorized by the Customer's Articles of Incorporation, and other classes of Customer's stock to be designated

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by the Customer in writing and for which the Transfer Agent agrees to service under this Agreement.

(y)  "SHAREHOLDER" shall mean the holder of record of Shares.

(Z)  "SHAREHOLDER DATA" shall have the meaning set forth in SECTION 15.2.

(aa) "SHAREHOLDER INTERNET SERVICES" shall have the meaning set forth in SECTION 5.1.

2. APPOINTMENT OF AGENT.

     2.1 APPOINTMENTS. The Customer hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and as administrator of Plans and appoints EQI as dividend disbursing agent and processor of all payments received or made by or on behalf of the Customer under this Agreement, and the Transfer Agent and EQI accept the appointments. Customer shall provide Transfer Agent with certified copies of resolutions dated the date hereof appointing the Trust Company as Transfer Agent.

     2.2 DOCUMENTS. In connection with the appointing of Transfer Agent as the transfer agent and registrar for the Customer, the Customer will provide or has previously provided each of the following documents to the Transfer Agent:

     (a) Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

     (b) Specimens of all forms of outstanding stock certificates, in forms approved by the Board of Directors of the Customer, with a certificate of the Secretary of the Customer as to such approval;

     (c) Specimens of the Signatures of the officers of the Customer authorized to sign stock certificates and individuals authorized to sign written instructions and requests; and

     (d) An opinion of counsel for the Customer addressed to both the Trust Company and EQI with respect to:

            (i) The Customer's organization and existence under the laws of its state of organization;

            (ii) The status of all Shares of the Customer covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

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            (iii)  That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable.

     2.3 RECORDS. Transfer Agent may adopt as part of its records all lists of holders, records of Customer's stock, books, documents and records which have been employed by any former agent of Customer for the maintenance of the ledgers for such shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

     2.4    SHARES. Customer shall, if applicable, inform Transfer Agent as to
(i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

     2.5 CUSTOMER'S AGENT. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

     2.6 CERTIFICATES. Customer shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3. STANDARD SERVICES.

     3.1 TRANSFER AGENT SERVICES. The Transfer Agent will perform the following services:

     In accordance with the procedures established from time to time by agreement between the Customer and the Transfer Agent, the Transfer Agent shall:

     (a) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

     (b) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

     (c) act as agent for Shareholders pursuant to the Dividend Reinvestment Plan, and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party; and

     (d) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond

                                                                               7
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     satisfactory to it and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from a Customer to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

     3.2 EQI SERVICES. In accordance with procedures established from time to time by agreement between the Customer and EQI, EQI shall:

     (a) prepare and transmit payments for dividends and distributions declared by the Customer, provided good funds for said dividends or distributions are received by EQI prior to the scheduled payable date for said dividends or distributions;

     (b) issue replacement checks and place stop orders on original checks based on shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of Customer, and Customer shall be responsible for all losses or claims resulting from such replacement; and

     (c) Receive all payments made to the Customer or the Transfer Agent under the Dividend Reinvestment Plan, Direct Stock Purchase Plan, and Plans and make all payments required to be made under such plans, including all payments required to be made to the Customer.

     3.3 CUSTOMARY SERVICES. The Transfer Agent shall perform all the customary services of a transfer agent, agent of dividend reinvestment plan, cash purchase plan and other investment programs as described in SECTION 3.1 consistent with those requirements in effect as of the date of this Agreement. EQI shall perform all the customary services of a dividend disbursing agent and a processor of payments as described in Section 3.2 consistently with those requirements in effect as of the date of this Agreement. The detailed services and definition, frequency, limitations and associated costs (if any) of the Services to be performed by the Transfer Agent are set out in the attached Fee and Service Schedule.

     3.4 COMPLIANCE WITH LAWS. The Customer agrees that each of the Trust Company and EQI is obligated to and the Trust Company and EQI agree to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

     3.5 UNCLAIMED PROPERTY AND LOST SHAREHOLDERS. The Transfer Agent shall report unclaimed property to each state in compliance with state law and Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for lost Shareholders. If the Customer is not in compliance with applicable state laws, there will be no charge for the first two years for this service, other than a charge of $3.00 per due diligence notice mailed; provided that

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after the first two years, the Transfer Agent will charge Customer its then standard fee plus any out-of-pocket expenses.

     3.6 COMPLIANCE WITH OFFICE OF FOREIGN ASSET CONTROL ("OFAC") REGULATIONS. The Transfer Agent shall ensure compliance with OFAC laws.

4.   DIVIDEND DISBURSING SERVICES.

     4.1 DECLARATION OF DIVIDENDS. Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Customer declaring the payment of a dividend, EQI shall disburse such dividend payments provided that in advance of such payment, Customer furnishes EQI with sufficient funds. The payment of such funds to EQI for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Customer's Shareholders whether in trust or in contract or otherwise.

     4.2 STOP PAYMENTS. Customer hereby authorizes EQI to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and EQI shall issue and deliver duplicate checks in replacement thereof, and Customer shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

     4.3 TAX WITHHOLDING. EQI is hereby authorized to deduct from all dividends declared by Customer and disbursed by EQI, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.   SHAREHOLDER INTERNET ACCOUNT ACCESS SERVICES.

     5.1 SHAREHOLDER INTERNET SERVICES. The Transfer Agent shall provide internet access to Customer's shareholders through Transfer Agent's web site, equiserve.com ("Shareholder Internet Services"), pursuant to its established procedures ("Security Procedures"), to allow shareholders to view their account information and perform certain on-line transaction request capabilities. The Shareholder Internet Services shall be provided at no additional charge at this time, other than the transaction fees currently being charged for the different transactions as described on the Fee and Service Schedule. The Transfer Agent reserves the right to charge a fee for this service at any time in the future.

     5.2 SCOPE OF TRANSFER AGENT SHAREHOLDER INTERNET SERVICES OBLIGATIONS. Transfer Agent shall at all times use reasonable care in performing Shareholder Internet Services under this Agreement. In the absence of breach of its duties under this Agreement, Transfer Agent shall not be liable for any action taken, suffered, or omitted by it or for any error made by it in

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the performance of its services under this Agreement. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which Transfer Agent has implemented or omitted, Transfer Agent shall be presumed to have used reasonable care if it has followed, in all material respects, its Security Procedures then in effect. Transfer Agent may, but shall not be required to, modify such Security
Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of Shareholder Internet Services. All data and information transmissions accessed via Shareholder Internet Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer.

5.3 NO OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 5.2 OF THIS AGREEMENT, THE SHAREHOLDER INTERNET SERVICES ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE" BASIS, AND TRANSFER AGENT HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SUCH SERVICES PROVIDED BY TRANSFER AGENT HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6. OPTIONAL SERVICES AND STANDARDS.

     6.1    OPTIONAL SERVICES.

     To the extent that Customer elects to engage any entity other than the Transfer Agent ("Client Vendor") to provide the services listed below the Customer shall give the Transfer Agent the Transfer Agent the right of first refusal to provide such services upon same terms and fees as the Client Vendor:

     (a)    Employee plan services;

     (b)    Employee Stock Purchase Plan Programs; and

     (c) Corporate actions (including inter alia, odd lot buy backs, exchanges, mergers, redemptions, subscriptions, capital reorganization, coordination of post-merger services and special meetings).

     In the event that the Client Vendor provides that above services, the Client shall pay the Transfer Agent its standard fees and expenses charged by the Transfer Agent for services rendered to support the above services rendered by the Vendor for the benefit of the Client.

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     6.2    STANDARDS.

     Optional Services shall be provided as follows:

     (a) Transfer Agent shall, as exercise and sales agent for Customer in connection with the Employee Stock Option Plan, execute the Options granted by Customer to Participants and sell any related Shares in accordance with Transfer Agent's generally applicable guidelines for plans of this type. Transfer Agent shall establish an Account for each such Participant and shall maintain a record of each transaction in such Account.

     (b) In executing purchases and sales of Shares in connection with the Plans, Transfer Agent shall act independently of Customer and shall not consult with or be directed or influenced by Customer in any way. Subject only to the provisions of the Agreement, Transfer Agent shall have full discretion as to all matters relating to such purchases, including determining the number of Shares, if any, to be purchased on any day or at any time of that day, the prices paid for such Shares, the markets on which such purchases are made, and the persons (including the brokers-dealers) from or through whom such purchases are made.

     (c) Transfer Agent shall not be obligated to purchase Shares for any Participant of the Employee Stock Purchase Plan until Transfer Agent (i) is advised by EQI of its receipt from the Customer for each such purchase of available funds (which, in the case of funds transmitted by check, shall mean funds cleared for payment by EQI's bank), (ii) receives the Payroll File from Customer, and (iii) reconciles the funds received by EQI with the Payroll File to determine that the aggregate amount of funds received correspond to the aggregate of the amounts specified in the Payroll File.

     (d) Transfer Agent shall provide Enrollment Materials to Customer for distribution to each potential Participant, which materials shall include, when properly completed, the forms accepted by Transfer Agent to establish an Account. These Enrollment Materials shall be Transfer Agent's standard forms (unless otherwise requested by Customer and agreed to in advance by Transfer Agent, in which event, Customer shall be charged a fee). In the event another firm has previously provided services similar to those provided by Transfer Agent hereunder in respect to the Plan, Transfer Agent shall not be obligated to receive in any Account assets from such firm until it has accepted properly completed Enrollment Materials from each Participant involved and reconciled the assets received with information received from such firm or Customer detailing the allocation of those assets to each relevant Account; provided that Transfer Agent shall have no responsibility for determining the accuracy of the information received or for the reconciling of such information with any Participant's entitlements under the Plan.

     (e) Transfer Agent shall provide exercise forms and information materials regarding SESO to Customer for distribution to each Participant in the Employee Stock Option Plan, which material shall include, when properly completed, authorization for Transfer Agent to sell the Shares. These materials shall be Transfer Agent's standard forms

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     (unless otherwise requested by Customer and agreed to in advance by
     Transfer Agent, in which event, Customer shall be charged a fee pursuant to
     SECTION 8 of this Agreement).

     (f) Transfer Agent shall transmit to each Participant all proxy statements, annual reports, meeting notices and other materials received from Customer with respect to Shares acquired pursuant to the Plan and held in the Participant's Account. Proxies shall be voted with respect to full Shares held in a Participant's Account in accordance with the Participant's instructions duly delivered to Transfer Agent.

     (g) Transfer Agent shall prepare and distribute periodically to each Participant a statement as to the Share acquired for the Participant's Account under the Plan. Transfer Agent shall provide Customer with summary data regarding Plan Accounts as reasonably requested by Customer and replacement transaction information upon request.

     (h) Transfer Agent shall maintain a record of all Options granted by Customer to Participants of the Employee Stock Option Plan including any restricted share awards, and the date each Option granted vests in each account. Transfer Agent shall report to Customer the date on which such Participant exercises an Option and, on a periodic basis, any and all Account information reasonably requested by Customer, in such form as mutually agreed to by the parties. Transfer Agent shall prepare and distribute to each Participant a statement as to the Options granted, Shares acquired and Shares sold for each Account under the Plan.

7.   CUSTOMER RESPONSIBILITIES FOR EMPLOYEE PLAN SERVICES.

     7.1 PAYROLL FILES. Customer shall furnish to Transfer Agent, in a format prescribed by Transfer Agent, all Payroll Files and employee payroll and other information which, Transfer Agent may require in order to perform its Services or calculate its fees under the Agreement. In particular, but not by way of limitation, Customer shall notify Transfer Agent in the manner specified by Transfer Agent of the name and Account number of each Participant who terminates participation in the Plan whether by reason of termination of employment with Customer, cessation of payroll deductions or otherwise. Transfer Agent shall be entitled to rely upon the accuracy and completeness of all information which it reasonably believes to have been furnished to it by Customer or at Customer's direction and shall have no duty to inquire about such information or about the application of any funds, securities or other assets held by Customer under the Plan.

     7.2 ENROLLMENT MATERIALS. Customer shall distribute to each of its employees, and to each employee of any subsidiary or affiliate of Customer participating in the Plan who is eligible to become a Participant, a copy of the Enrollment Materials or a copy of the SESO exercise form and shall be solely responsible for collecting and delivering to Transfer Agent a new account application properly completed and executed by each Participant. Customer shall in no event permit an employee who has not attained the age of majority in the state in which the employee resides to become a Participant and shall refuse to accept Enrollment Materials completed by such an individual.

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     7.3    EMPLOYEE DEDUCTIONS. Customer shall collect all amounts deductible pursuant to the Employee Share Purchase Plan from the compensation of Participants and any other amounts contributed by the Participants pursuant to the Plan and shall make all required contributions, if any, in accordance with such Plan, and shall hold such amounts until delivered to EQI.

     7.4 PAYROLL AND GRANT FILES. Customer shall deliver each Payroll File and grant file ("Grant File") to Transfer Agent in a machine-readable format conforming to specifications furnished by Transfer Agent from time to time. If a Payroll File or Grant File does not conform to such specifications, processing of such Payroll File by Transfer Agent shall not be required. Each Payroll File shall be reconciled by Customer against the funds and/or Shares referenced in such file prior to delivery of the file to Transfer Agent. If any Payroll File or Grant File submitted to Transfer Agent is incomplete, incorrect or subsequently changed by Customer, Transfer Agent shall not be required to correct, change or otherwise prepare such file for processing unless Customer pays additional fees for customized and manual processing.

     7.5 PAYMENT OF FUNDS. All remittances of funds by Customer to EQI with respect to the Employee Share Purchase Plan shall be made either by check or by wire transfer in accordance with instructions received from EQI. All Payroll Files and Grant Files shall be delivered to Transfer Agent at the place and in the manner specified in instructions transmitted by Transfer Agent to Customer.

     7.6 CUSTOMER DELIVERIES. All funds paid to EQI and all Payroll Files and Grant Files delivered to Transfer Agent on behalf of Customer and any of its subsidiaries participating in the Plan, as well as all other notices and instructions relating to the plan or this Agreement, shall be delivered by the department, office or source within Customer, or other person acting on behalf of Customer, specified by Customer. For purposes of the Agreement, any action taken by any person acting on behalf of Customer shall be considered as an action by Customer. Delivery of funds or Payroll Files or Grant Files other than in accordance with SECTION 7.4 and SECTION 7.5 shall not constitute delivery within the meaning of the Agreement.

     7.7 REPORTS AND STATEMENTS. Each report and statement issued by Transfer Agent shall be deemed correct unless Transfer Agent receives written notice of any incorrectness, incompleteness or inaccuracy in the report or statement within thirty (30) days.

     7.8 CONTENT OF COMMUNICATIONS. Customer shall obtain the prior written consent of Transfer Agent to any reference to Transfer Agent or to Services to be furnished by Transfer Agent in any communication or document pertaining to the Plan not prepared by Transfer Agent; provided that Transfer Agent shall have no responsibility or liability for the content of any such communication or document.

     7.9 ERRORS. Customer will promptly notify Transfer Agent of any errors or omissions in information supplied by Customer. In such an event, or in the event Transfer Agent executes a purchase of Shares and subsequently discovers an error or omission in information supplied to it by Customer, Transfer Agent's sole obligation shall be to use reasonable efforts to correct any

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resulting errors in any reports prepared for Customer or any Participant, and
Customer assumes responsibility for any loss incurred by Transfer Agent.

     7.10 ACCOUNT AGREEMENTS. Each Account established for a Participant may be used by the Participant for transactions in such securities (including securities not issued by Customer) and other assets as are allowable for investment by Transfer Agent. The relationship between Transfer Agent and each Participant with respect to the Account and transactions therein shall be governed by a separate agreement between them (an "Account Agreement") which constitutes part of the Enrollment Materials. Each Account Agreement, unless previously terminated, shall survive the termination of the Agreement, and each Account Agreement and the fees and commissions applied thereunder may be amended from time to time in accordance with the terms thereof without notice to or consent from Customer. Transfer Agent may, at its own expense, solicit indications of interest from or make offers to the Participants regarding securities, or other assets or services upon the consent of Customer, but Customer shall have no responsibility to assist Transfer Agent or make any recommendations to Participants in this regard.

8.   FEES AND EXPENSES.

     8.1 FEE AND SERVICE SCHEDULES. Customer agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule attached hereto, for the initial term of the Agreement (the "Initial Term").

     8.2 COLA/FEE INCREASES. After the Initial Term of the Agreement, providing that service mix and volumes remain constant, the fees listed in the Fee and Service Schedule shall be increased (a) by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor or (b) to the Transfer Agent's minimum fee then in effect, whichever is greater. Fees will be increased on this basis on each successive contract anniversary thereafter.

     8.3 ADJUSTMENTS. Notwithstanding SECTION 8.1 above, fees, and the out-of-pocket expenses and advances identified under SECTION 8.4 below, may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

     8.4    OUT-OF-POCKET EXPENSES. In addition to the fees paid under SECTION
8.1 above, the Customer agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, Transfer Agent administrative costs, forms, telephone, microfilm, microfiche, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

     8.5 CONVERSION FUNDS. Conversion funding required by any out of proof condition caused by a prior agents' services shall be advanced to Transfer Agent prior to the commencement of services.

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     8.6    POSTAGE. Postage for mailing of dividends, proxies, Customer reports and other mailings to all Shareholder Accounts shall be advanced to the Transfer Agent by the Customer prior to commencement of the mailing date of such materials.

     8.7 INVOICES. The Customer agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Customer may only withhold that portion of the fee or expense subject to the good faith dispute. The Customer shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Customer is disputing any amounts in good faith. If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer. The Customer shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

     8.8 TAXES. Customer shall pay all sales or use taxes in lieu thereof with respect to the Services (if applicable) provided by Transfer Agent under this Agreement.

     8.9    LATE PAYMENTS.

     (a) If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Customer shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts or New Jersey law.

     (b) The failure by Customer to pay an invoice within 90 days after receipt of such invoice or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to SECTION 17.4(a) below. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.

     8.10 SERVICES REQUIRED BY LEGISLATION. Services required by legislation or regulatory mandate that become effective after the Effective Date of this Agreement shall not be part of the Services, and shall be billed by appraisal.

     8.11 OVERTIME CHARGES. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Customer material for mailings to Shareholders, unless the mail

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

date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports, dividend enclosures and news releases.

     8.12 BANK ACCOUNTS. The Customer acknowledges that the bank accounts maintained by EQI in connection with the Services will be in its name and that EQI may receive investment earnings in connection with the investment at EQI's risk and for its benefit of funds held in those accounts from time to time.

9.   REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT.

     9.1 GOVERNANCE. The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and EQI is a corporation validly existing and in good standing under the laws of the State of Delaware and each has full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms.

     9.2 COMPLIANCE. The execution, delivery and performance of the Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the incorporation documents or by-laws of , or any material agreement to which Transfer Agent is a party.

     9.3 FACILITIES. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     9.4 COMPUTER SERVICES. DATA ACCESS SERVICE AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER HEREBY ACKNOWLEDGES THAT THE DATA ACCESS SERVICE MAY NOT BE OR BECOME AVAILABLE DUE TO ANY NUMBER OF FACTORS INCLUDING WITHOUT LIMITATION PERIODIC SYSTEM MAINTENANCE, SCHEDULED OR UNSCHEDULED, ACTS OF GOD, TECHNICAL FAILURE, TELECOMMUNICATIONS INFRASTRUCTURE OR DELAY OR DISRUPTION ATTRIBUTABLE TO VIRUSES, DENIAL OF SERVICE ATTACKS, INCREASED OR FLUCTUATING DEMAND, AND ACTIONS AND OMISSIONS OF THIRD PARTIES. THEREFORE TRANSFER AGENT EXPRESSLY

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

DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING SYSTEM AND/OR DATA ACCESS SERVICE AVAILABILITY, ACCESSABILITY, OR PERFORMANCE.

10.  REPRESENTATIONS AND WARRANTIES OF CUSTOMER.

     The Customer represents and warrants to the Transfer Agent that:

     10.1 ORGANIZATIONS. It is a corporation duly organized and existing and in good standing under the laws of Massachusetts;

     10.2 GOVERNANCE. It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement. All corporate proceedings required by said Articles of Incorporation, By-Laws and applicable law have been taken to authorize it to enter into and perform this Agreement; and

     10.3 SECURITIES ACT OF 1933. A registration statement under the Securities Act of 1933, as amended (the "1933 Act") has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Customer being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

11.  INDEMNIFICATION/LIMITATION OF LIABILITY.

     11.1 STANDARD OF CARE. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees as set forth and subject to the limitations set forth in
SECTION 11.4 below.

     11.2 CUSTOMER INDEMNITY. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

     (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

     (b) The Customer's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Customer hereunder;

     (c) The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar;

     (d) The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from Shareholders submitted through the shareholder Internet Services or other electronic means pursuant to security procedures established by the Transfer Agent;

     (e) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Customer's representatives;

     (f) The offer or sale of Shares in violation of any federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

     (g) The negotiations and processing of all checks, including checks made payable to prospective or existing shareholders which are tendered to the Transfer Agent for the purchase of Shares (commonly known as "third party checks");

     (h) Any actions taken or omitted to be taken by any former agent of Customer and arising from Transfer Agent's reliance on the certified list of holders; and

     (i) The negotiation, presentment, delivery or transfer of Shares through the Direct Registration System Profile System.

     11.3 INSTRUCTIONS. At any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel for the Transfer Agent or the Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in

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

recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

     11.4 TRANSFER AGENT INDEMNIFICATION/LIMITATION OF LIABILITY. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent's negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.

     11.5 NOTICE. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent.

12.  DAMAGES.

     NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.  RESPONSIBILITIES OF THE TRANSFER AGENT.

     The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

     13.1 Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant treasurer, the Secretary or any Assistant Secretary of the Customer and delivered to the Transfer Agent. Such certificate shall be full authorization to the recipient for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     13.2 The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

     13.3 Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.

     13.4 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

14.  COVENANTS OF THE CUSTOMER AND TRANSFER AGENT.

     14.1 CUSTOMER CORPORATE AUTHORITY. The Customer shall furnish to the Transfer Agent the following:

     (a)    A copy of the Articles of Incorporation and By-Laws of the Customer;

     (b) Copies of all material amendments to its Articles of Incorporation or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

     (c) A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

     14.2 TRANSFER AGENT FACILITIES. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Customer for the safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such certificates, forms and devices.

     14.3 RECORDS. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed

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

hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customer on and in accordance with its request.

     14.4 CONFIDENTIALITY. The Transfer Agent and the Customer agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     14.5 NON-SOLICITATION OF TRANSFER AGENT EMPLOYEES. Customer shall not attempt to hire or assist with the hiring of an employee of EquiServe or affiliated companies or encourage any employee to terminate their relationship with EquiServe or its affiliated companies.

     14.6 NOTIFICATION. Customer shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend similar event which may affect the Shares, and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors' rights. Notwithstanding any other provision of the Agreement to the contrary, Transfer Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditor' rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services. Further, Customer may not assume the Agreement after the filing of a bankruptcy petition without transfer agents written consent.

15.  DATA ACCESS SERVICE AND PROPRIETARY INFORMATION.

     15.1 Transfer Agent has developed a data access service that enables the Customer to access the Customer's shareholder records maintained on Transfer Agent's computer system through the Internet or remote access, as the case may be (the "Data Access Service"). The Customer wishes to use such Data Access Service subject to the terms and conditions set forth herein. Therefore, the Customer and Transfer Agent agree as follows:

     15.2 ACCESS TO SHAREHOLDER DATA. The Service provided to the Customer pursuant to this Agreement shall include granting the Customer access to the Shareholder, Customer and proxy information ("Shareholder Data") maintained on the records database for the purpose of examining, maintaining, editing, or processing transactions with respect to Shareholder Data.

     15.3 PROCEDURES FOR ACCESS. To use the Data Access Service, the Customer must access through the Internet or remote terminal, as the case may be, pursuant to the procedures provided by Transfer Agent. Such access is accomplished by entering a unique Customer identification ("Customer ID(s)") and passwords ("Password(s)") assigned to the Customer by Transfer Agent. Each Customer ID and Password assigned to the Customer is for use only by the Customer. The Customer shall establish and maintain reasonable security and control over all such Customer IDs and Passwords. Transfer Agent shall maintain reasonable security and

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control over each Customer ID. After Transfer Agent assigns the Customer a
Password, the Customer shall change the Password. The Customer recognizes that Transfer Agent does not have knowledge of the Password, which is selected by the Customer and is within the Customer's exclusive control after the necessary change. The Customer may change any Password thereafter at any time. Customer agrees to notify Transfer Agent immediately if any employee of Customer granted access to the Data Access Service leaves the employ of the Customer, in order to enable Transfer Agent to terminate such employee's access.

     15.4 PROPRIETARY INFORMATION. The Customer acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Customer by the Transfer Agent as part of the Data Access Service to access Shareholder Data maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Shareholder Data. The Customer agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Customer agrees for itself and its employees and agents:

     (a) to refrain from copying or duplicating in any way the Proprietary Information, other than to print out pages reflecting Shareholder Data to provide to shareholders or for Customer's internal use;

     (b) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform Transfer Agent in a timely manner of such fact and dispose of such information in accordance with Transfer Agent's instructions;

     (c) to refrain from causing or allowing the Proprietary Information from being retransmitted to any other computer facility or other location, except with the prior written consent of Transfer Agent;

     (d) that the Customer shall have access only to those authorized transactions agreed upon by the parties; and

     (e) to honor all reasonable written requests made by Transfer Agent to protect at Transfer Agent's expense the rights of Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 15.

     15.5 CONTENT. If the Customer notifies the Transfer Agent that any part of the Data Access Service does not operate in material compliance with the user documentation provided by

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

the Transfer Agent for such service, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Customer agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

     15.6 TRANSACTIONS. If the transactions available to the Customer include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of Shares or direct EQI to transfer cash or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures established by the Transfer Agent from time to time.

16.  CONFIDENTIALITY.

     16.1 COVENANT. The Transfer Agent and the Customer agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Customer, used or gained by the Transfer Agent or the Customer during performance under this Agreement. The Customer and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Customer and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or agent for purposes of providing services under this Agreement.

     16.2 REQUEST FOR RECORDS. In the event that any requests or demands are made for the inspection of the Shareholder records of the Customer, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the Transfer Agent will endeavor to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

17.  TERM AND TERMINATION.

     17.1 TERM. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this SECTION 17. Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial Term this Agreement will renew automatically from year to year ("Renewal Term"). Sixty (60) days before the expiration of the Initial Term or a Renewal Term the parties to this

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

Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in
SECTION 8.2.

     17.2 EARLY TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, should Customer desire to move any of its Services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of Services on such prior date. In connection with the foregoing, should Services be converted to a successor service provider, or if the Customer is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at existing rates on the date notice of termination was given to the Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of services.
SECTION 17.2 shall not apply if the Transfer Agent is terminated for cause under
SECTION 17.4(a) of this Agreement. Once this Agreement is terminated, any and all other services provided by Transfer Agent for the Customer will be deemed terminated on said date.

     17.3 EXPIRATION OF TERM. After the expiration of the Initial Term or Renewal Term whichever currently is in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Customer. Additionally, the Transfer Agent will charge a de-conversion/transition fee in an amount equal to 25% of the aggregate fees incurred by Customer during the immediately preceding twelve (12) month period, provided, however, such fee shall in no event be less than $3,750.00.

     17.4   TERMINATION.

     This Agreement may be terminated in accordance with the following:

     (a) at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

     (b) by Transfer Agent, at any time, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against Customer or a trustee or receiver is appointed for any substantial part of Customer's property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and Customer does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or Customer makes an assignment of all or substantially all of

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

     its property for the benefit of creditors or ceases to conduct its operations in the normal course or business.

     17.5 RECORDS. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, Transfer Agent will deliver promptly to Customer, in machine readable form on media as reasonably requested by Customer, all Shareholder and other records, files and data supplied to or compiled by Transfer Agent on behalf of Customer.

18.  ASSIGNMENT.

     18.1 AFFILIATES. The Transfer Agent may, without further consent of the Customer assign its rights and obligations hereunto to any affiliated transfer agent registered under Section 17A(c)(2) of the Exchange Act.

     18.2 SUB-CONTRACTORS. Transfer Agent may, without further consent on the part of Customer, subcontract with other subcontractors for telephone and mailing services as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

19.  UNAFFILIATED THIRD PARTIES.

     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

20.  MISCELLANEOUS.

     20.1 NOTICES. Any notice or communication by the Transfer Agent or the Customer to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

                   If to the Customer:

                   H & Q Life Sciences Investors and H & Q Healthcare Investors 30 Rowes Wharf, 4th Floor
                   Boston, Massachusetts 0210
                   Telecopy No.:  (617) 772-8577
                   Attn:  Kimberly Carroll

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

                   If to the Transfer Agent:

                   EquiServe Trust Company, N.A.
                   c/o EquiServe, Inc.
                   150 Royall Street
                   Canton, MA  02021
                   Telecopy No.: (781) 575-4188
                   Attn:  General Counsel

     The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

     20.2 SUCCESSORS. All the covenants and provisions of this agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     20.3 AMENDMENTS. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Customer.

     20.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     20.5 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     20.6 FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     20.7 DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     20.8 THIRD PARTY BENEFICIARIES. The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this agreement, and there are no third party beneficiaries hereof.

     20.9 SURVIVAL. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

     20.10 PRIORITIES. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     20.11 MERGER OF AGREEMENT. This agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     20.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

H & Q LIFE SCIENCES INVESTORS AND
H & Q HEALTHCARE INVESTORS

ON BEHALF OF BOTH ENTITIES:

By: /s/ Kimberly L. Carroll
    --------------------------------
Name: Kimberly L. Carroll
Title: Treasurer

EQUISERVE, INC.
EQUISERVE TRUST COMPANY, N. A.

ON BEHALF OF BOTH ENTITIES:

By: /s/ Dennis V. Moccia
    --------------------------------
Name: Dennis V. Moccia
Title: Managing Director

EQUISERVE

                            FEE AND SERVICE SCHEDULE
                                       FOR
                             STOCK TRANSFER SERVICES

                                     BETWEEN

                           H & Q HEALTHCARE INVESTORS
                                        &
                         H & Q SCIENCES INVESTORS, INC.

                                       AND

                          EQUISERVE TRUST COMPANY, N.A.

                                       AND

                                 EQUISERVE, INC.

                            FEE AND SERVICE SCHEDULE
                           FOR STOCK TRANSFER SERVICES

                                     BETWEEN

                          H & Q HEALTHCARE INVESTORS &
                       H & Q LIFE SCIENCES INVESTORS, INC.

                                       AND

                                 EQUISERVE, INC.

                                       AND

                          EQUISERVE TRUST COMPANY, N.A.

TERM

This Fee and Service Schedule is by and between, EquiServe, Inc. and EquiServe Trust Company. N.A. (collectively, the "Transfer Agent") and H & Q Healthcare Investors and H & Q Life Sciences Investors, Inc. hereinafter referred to as ("the Customer"), whereby the Transfer Agent will perform the following services for the Common Stock of the Customer.

The term of this Fee and Service Schedule shall be for a period of THREE (3) YEARS. commencing from MARCH 1, 2003 the effective date of this Fee and Service Schedule (the "Initial Tern").

FEES AND SERVICES
TRANSFER AGENT AND REGISTRAR FEE (per fund)

$  1, 210.00   Monthly Stock Transfer/Registrar Fee
$       0.82   Per DRP Transaction
$     275.00   Per Dividend Reinvestment for DTC Participation

               Includes the standard Transfer Agent and Registrar services as stated in the following sections:

     ADMINISTRATIVE SERVICES (per fund):
     - Annual administrative services as Transfer Agent and Registrar for the Common Stock of the Customer

     -    Assignment of Account Manager

     - Remote inquiry access to the Customer records via PC or terminal with telecommunication software

     ACCOUNT MAINTENANCE (per fund):
     - Maintaining 1,500 record shareholder accounts per year, (ADDITIONAL SHAREHOLDER ACCOUNTS TO BE BILLED AT $7.50 EACH PER YEAR,) to include the following services (per fund):
               -    Processing of new shareholder accounts
               -    Posting and acknowledging address changes
               -    Processing other routine file maintenance adjustments
               - Posting all transactions, including debit and credit certificates to the stockholder file
               - Researching and responding to all registered shareholder inquiries
               -    Responding to requests for audit confirmations

     ROUTINE CERTIFICATE ISSUANCE (per fund):
     - Issuance, cancellation and registration of up to 1,500 certificates per year (EXCESS TO BE BILLED AT $1.50 EACH) to include the following services (per fund):
               -    Production and mailing of daily transfer reports
               - Processing of all legal transfers including New York window and mail items
               - Combining certificates into large and/or smaller denominations
               -    Replacing lost certificates
               -    Placing, maintaining and removing stop transfer notations

     SPECIAL CERTIFICATE ISSUANCE (per fund):
     - The processing of up to 50 stock option issuances, to include DWAC processing where required, per annum, additional to be billed at $15.00 per stock option issuance
     - The processing of up to 50 restricted transfers per annum, additional to be billed at $20.00 per restricted transfer

     ANNUAL MEETING SERVICES (per fund):
     -    Preparing a full stockholder list as of the Annual Meeting Record Date
     -    Printing and addressing proxy cards for all registered shareholders
     - Enclosing and mailing proxy card, proxy statement, return envelope and Annual Report to all registered shareholders
     -    Receiving, opening and examining returned proxies
     -    Writing in connection with unsigned or improperly executed proxies
     -    Same day tabulating returned proxies
     -    Provide on-line access to proxy vote status
     - Attending Annual Meeting as Inspector of Election (Travel expenses billed as incurred)
     - Preparing a final Annual Meeting List reflecting how each account has voted an each proposal

     DIRECT FILING OF ABANDONED PROPERTY SERVICES (per fund):

     - Processing and mailing Due Diligence notices to all qualifying shareholder accounts as defined by the State Filing Matrix
     - Processing returned Due Diligence notices and remitting property to shareholders prior to escheatment
     -    Preparing and filing Preliminary and Final Abandoned Property Reports
     - Preparing and filing checks for each state covering unclaimed funds as per state requirements
     - Issuing and filing stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying share certificates
     - Retaining, as required by law or otherwise, records of property escheated to the several States and responding, after appropriate research, to shareholder inquiries relating to same

                                ITEMS NOT COVERED

ADDITIONAL SERVICES

Items not included in the fees and services set forth in this Fee and Service
Schedule including, but not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, or any services associated with a special project are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Fee and Service Schedule shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Fee and Service Schedule will be billed by appraisal, as applicable.

BILLING DEFINITION OF NUMBER OF ACCOUNTS

For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period.

                                   ACCEPTANCE

In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.


H & Q LIFE SCIENCES INVESTORS AND
H & Q HEALTHCARE INVESTORS

ON BEHALF OF BOTH ENTITIES:

By: /s/ Kimberly L. Carroll
    --------------------------------
Name: Kimberly L. Carroll
      ------------------------------
Title: Treasurer
       -----------------------------

EQUISERVE, INC.
EQUISERVE TRUST COMPANY, N. A.

ON BEHALF OF BOTH ENTITIES:

By: /s/ Dennis V. Moccia
    --------------------------------
Name: Dennis V. Moccia
      ------------------------------
Title: Managing Director
       -----------------------------


THIS FEE AND SERVICE SCHEDULE SHALL SERVE AS AN ATTACHMENT TO THE TRANSFER AGENCY AND STOCK TRANSFER SERVICES AGREEMENT DATED MARCH 1, 2003.

                                    EXHIBIT A
                             OUT OF POCKET EXPENSES

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.
POSTAGE (Outgoing and Business Reply)
ENVELOPES
LABELS
FORMS AND STATIONERY AND PROXY CARDS
FULFILLMENT i.e., transfer packages, new account packages
PROXY PROOF SET-UP
RECORD RETENTION
INSURANCE PREMIUMS (Mailing certificates)
DELIVERY AND FREIGHT CHARGES (including overnight delivery; Airborne Express, FedEx, etc.)
TYPESETTING (proxy cards, due diligence mailings, etc.)
PRINTING (proxy cards, etc.)
DESTRUCTION OF EXCESS/OBSOLETE MATERIAL
DTC TRADE TRANSACTION EXPENSES (Treasury buybacks, etc.)
CUSTODY SETTLEMENT CHARGES
TELEPHONE USAGE AND LINE EXPENSES
LOST SHAREHOLDER PROGRAM DATABASE SEARCH

PLEASE NOTE:

Good funds to cover postage expenses in excess of $5,000 for shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

SKU numbers are required on all material received for mailing. A special handling fee of $10.00 per box will be assessed for all material not marked with a SKU number. Such material includes, but is not limited to: proxy statements, annual and quarterly reports, and news releases. Overtime charges will be assessed in the event of services are required to be performed after business hours due to late delivery of material for mailings to shareholders by the Customer unless the mail date is rescheduled. Exhibit B provides the Specifications for packing and shipping materials to EquiServe.

                                    EXHIBIT B

EQUISERVE

                     SPECIFICATIONS FOR PACKING AND SHIPPING
                             MATERIALS TO EQUISERVE
                                REVISED 1/16/2001

PLEASE FOLLOW THESE PACKING AND SHIPPING GUIDELINES TO HELP US HANDLE YOUR MATERIALS MOST EFFICIENTLY. FOR SPECIFICS CONCERNING YOUR COMPANY'S MAILING, PLEASE CONTACT YOUR CLIENT SERVICES TEAM.

-    DELIVERY TIMING:
     Please ship your materials to arrive according to the schedule listed below. Some larger mailings will require more time. If more time is needed, our client service team will work with you to schedule the appropriate amount of time for processing your mailing.

1 - 10,000          Noon 2 business days prior to the mail date
10,000 - 25,000     By 5 p.m. 3 business days prior to the mail date
25,000 - 50,000     By 5 p.m. 4 business days prior to the mail date
50,001 +            Acct. Manager will establish delivery schedule with Client and Output Services

-    SHIPPING ADDRESSES:
          EQUISERVE: Raritan Center, 118 Fernwood Avenue, Edison NJ 08837-3857 OUTPUT TECHNOLOGY SOLUTIONS: Eastern Region, 46 Harvard Street,
          West wood MA 02090-2398
          OUTPUT TECHNOLOGY SOLUTIONS: Hartford Region, 125 Ellington Road, So. Windsor CT 06074-4112
          CIC: 130 Commerce Road, Carlstadt NJ 07072
          STANDARD REGISTER: Parker Warehouse, 21 Parker Drive, Avon, MA 02322

-    RECEIVING HOURS:
     Monday through Friday, 8:00a.m. to 4:00 p.m.
     WITH ADVANCE NOTICE, WE OFFER EXTENDED DOCK HOURS DURING PROXY SEASON. TO ARRANGE EXTENDED HOURS (AFTER 4 00 P.M. AND WEEKENDS) PLEASE CONTACT YOUR CLIENT SERVICES TEAM.

-    DOCUMENTATION:
     Every shipment, including courier deliveries, needs proper documentation. A delivery receipt AND a packing list. Both should include the following information:
          1. NAME OF CLIENT
          2. DESCRIPTION OF MATERIAL
          3. SKU OR FORM NUMBER (SEE ATTACHED)
          4. TOTAL NUMBER OF BOXES/PACKAGES DELIVERED
          5. QUANTITY PER BOX/PACKAGE
          6. TOTAL NUMBER OF PIECES DELIVERED/VOLUME
          7. IDENTIFICATION OF PARTIAL SHIPMENT
          8. PURCHASE ORDER NUMBER IF AVAILABLE
EACH BOX MUST BE MARKED WITH THE CLIENT NAME, MATERIAL DESCRIPTION, SKU #, QUANTITY PER BOX, BOX # AND TOTAL # OF BOXES.

*YOU CAN PREPARE ONE DOCUMENT AND MAKE COPIES TO USE FOR BOTH PURPOSES. ATTACH THE PACKING LIST TO THE OUTSIDE OF ONE BOX IN AN ENVELOPE OR PLASTIC POUCH.

PACKING POINTERS:
     DO NOT SHRINK WRAP MATERIALS INDIVIDUALLY OR IN BUNDLES. THIS INCLUDES ANNUAL REPORTS.
     Use only paper bands if sending banded material. Please do not use string, strapping or rubber bands.
     When bundling or grouping material, please make sure that ALL pieces in the bundle or group face in the same direction.
     Box or package each type of enclosure separately. DO NOT MIX ENCLOSURES IN CARTONS.
     Label cartons to show the type of material and number of pieces.
     Attach a sample of the material to the outside of each carton.
     Maximum weight per carton should not exceed 50 lbs.

-    QUARTERLY REPORTS, FOLDED PROXY STATEMENTS AND NEWSLETTERS:
     Folded material must be "C" fold or Barrel fold. DO NOT have any enclosure "Z" folded.
     Paper-band material in groups of 50 to 100.
     Use paper bands that are at least 2 1/2 to 3 inches wide.
     Place cardboard sheets between each layer.
     To eliminate the need for cardboard, you can crisscross the groups of reports or statements.

-    ANNUAL REPORTS AND FLAT PROXY STATEMENTS:
     Layer in groups of 50 Annual Reports.
     DO NOT SHRINK WRAP INDIVIDUAL PIECES OR GROUPS OF PIECES.
     Place cardboard sheets between each layer.
     To eliminate the need for cardboard, you can crisscross the groups of reports or statements.
     DO NOT PLACE LAYERS OF PAPER OR CARDBOARD BETWEEN INDIVIDUAL REPORTS.

-    USING SKIDS:
     Place only one type of material on each skid. If you load cartons on a skid, each carton should contain the same number of pieces.

     Maximum skid size:       40"X48"
     Maximum height:          54" - including pallet
     Maximum weight:          3,000 lbs.

     Pallet must be forklift accessible on the 40" side. Pallet should be stretch-wrapped to prevent spillage of contents.

-    USING SKID PACKS OR POWER PACKS:
     Most printers are able to wrap material neatly and securely on skids without using cartons. We strongly recommend this packing method, especially for clients with shareholder bases of more than 40,000. Please do not shrink wrap material in bundles.

     Skid packs, also known as Power packs or Gaylords, cut expenses and processing lime. Unnecessary cartons cost money, delay processing and must be disposed of for recycling. Skid packs can be used for nearly any kind of mailing enclosure, including quarterly and annual reports, proxy statements and newsletters.

     Ship only 90% of your material on skid packs. Ship the remaining 10% in cartons. We will use the skid packs first for better inventory control and easier return shipping of leftover material.

     Have your printer stretch-wrap the cardboard sides of each skid pack for added protection against inclement weather. (Don't shrink-wrap individual items or bundles of items.)

- SURPLUS MATERIAL: We regret that we do not have warehousing facilities to store surplus material after your mail date. Please let your client service team know BEFORE your mailing whether you would like us to dispose of your material or ship it back at your expense.
     Special arrangements can be made by contacting your client services team.

                             SKU NUMBER INFORMATION

WHAT IS A SKU NUMBER?
     A SKU number is a unique Stock Keeping Unit Number assigned and printed on each different type of material mailed. It is anticipated that all print vendors will begin incorporating unique and different Stock Keeping Unit Numbers on all material delivered to Print/Mail locations.

WHY UTILIZE SKU NUMBERS?
     In an effort to continuously improve service to our mutual clients, enhanced quality control practices for inventory tracking purposes have been implemented at Print/Mail locations. Improved client specific inventory tracking is made possible through the identification of a unique stock tracking number by printers.

WHO ASSIGNS THE SKU NUMBER?
     The recommended SKU Number pattern is as follows: Company number or Issue ID (client identification numbers) followed by the specific material abbreviation, and the current year. This number will be communicated by the client for whom the material is being printed, and assigned by the Account Administrator at EquiServe. If you need additional information on a SKU Number, please contact the Account Administrator at EquiServe
     (781) 575-2000.

          SAMPLE SKU NUMBER PATTERNS:

          THE ABC COMPANY 2000 ANNUAL REPORT     "0707-AR-01"

XYZ COMPANY FINANCIAL 2000 PROXY STATEMENT       "XYZCM-PS-01"

ARE THERE SPECIFIC LIMITATIONS AND PRINTING CONSIDERATIONS? YES!
-       CHARACTER LIMITATION OF 15 SPACES.
-       DASHES RECOMMENDED (TO BETTER SEPARATE KEY INFORMATION).
-       EACH DASH REPRESENTS A CHARACTER LIMITATION.
-       POSITION OF NUMBER:
                 BOOKLET STYLE MATERIAL; reverse side of document, lower right corner.
                 ONE PAGE MATERIAL: front of document, lower right corner.